EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Minebea Co., Ltd.:

We consent to the use of our report dated August 9, 2016, with respect to the consolidated statements of financial position of Minebea Co., Ltd. as of March 31, 2016, March 31, 2015, and April 1, 2014, and the related consolidated statements of profit or loss, comprehensive income, changes in equity, and cash flows for each of the years in the two-year period ended March 31, 2016, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG AZSA LLC

Tokyo, Japan

November 14, 2016